Provident Bancorp, Inc. Reports Results  for the December 31, 2023 Quarter and Year

Company Release – 01/25/2024

Amesbury, Massachusetts — Provident Bancorp, Inc. (the “Company”) (NasdaqCM: PVBC), the holding company for BankProv (the “Bank”), reported net income for the quarter ended December 31, 2023 of $2.9 million, or $0.18 per diluted share, compared to $2.5 million, or $0.15 per diluted share, for the quarter ended September 30, 2023, and $2.7 million, or $0.16 per diluted share, for the quarter ended December 31, 2022. The Company reported net income of $11.0 million, or $0.66 per diluted share, for the year ended December 31, 2023. Net loss for the year ended December 31, 2022 was $21.5 million, or ($1.30) per diluted share.

In announcing these results, Joe Reilly, Co-Chief Executive Officer said “Over the course of the year, rising interest rates and industry turmoil created a challenging and unpredictable market for banks. High interest rates continue to drive competition for deposits and put downward pressure on net interest margins. While these challenges persist into 2024, we continue to focus our efforts on improving asset quality, cost discipline, growing our core business banking base, and prioritizing safe and sound strategic banking practices. Our team has made significant strides in winding down our digital asset loan portfolio, with a nearly 70% reduction year over year. I am proud of the results and profitability the team was able to achieve in 2023. Despite the economic challenges that continue to put pressure on net interest margins, I look forward to continued progress towards our strategic objectives in 2024.”

Income Statement Results

Quarter Ended December 31, 2023 Compared to Quarter Ended September 30, 2023

For the quarter ended December 31, 2023, net interest and dividend income was $13.6 million, which represents a decrease of $323,000, or 2.3%, compared to the quarter ended September 30, 2023. Net interest and dividend income was negatively impacted by an increase in interest expense of $661,000, or 7.1%, to $10.0 million for the quarter ended December 31, 2023, compared to $9.3 million for the quarter ended September 30, 2023, partially offset by an increase in interest and dividend income of $338,000, or 1.5%, to $23.6 million for the quarter ended December 31, 2023 compared to $23.2 million for the quarter ended September 30, 2023. Interest expense increased primarily due to an increase in the cost of interest-bearing deposits and, to a lesser extent, an increase in the average balance of interest-bearing deposits. The cost of interest-bearing deposits increased 24 basis points to 3.65% for the quarter ended December 31, 2023, compared to 3.41% for the quarter ended September 30, 2023, primarily due to rising interest rates and a larger proportion of the portfolio consisting of higher-cost savings accounts and certificates of deposit. The average balance of interest-bearing deposits increased $15.1 million, or 1.4%, to $1.09 billion for the quarter ended December  31, 2023, primarily due to increases in the average balances of savings accounts and certificates of deposit, partially offset by a decrease in the average balance of money market accounts.

Interest and dividend income increased due to increases in interest and fees on loans and interest on short-term investments. Interest and fees on loans increased $189,000 to $20.0 million for the quarter ended December 31, 2023, compared to $19.8 million for the quarter ended September 30, 2023, mainly due to elevated interest rates resulting in a five basis point increase in the yield on loans. Interest earned on short-term investments increased $150,000 to $3.3 million for the quarter ended December 31, 2023 due to elevated rates, resulting in a 121 basis point increase in the yield on short-term investments to 6.15% for the quarter ended December 31, 2023.  Although the yield on short-term investments increased, the average balance of short-term investments decreased  $40.9 million to $216.7 million for the quarter ended December  31, 2023, compared to $257.6 million for the quarter ended September 30, 2023.

A credit loss benefit of $1.2 million was recognized for the quarter ended December 31, 2023, compared to a $156,000 credit loss benefit recognized for the quarter ended September 30, 2023. The credit loss benefit for the quarter ended December 31, 2023, was primarily due to  a decrease in the reserve for individually analyzed loans.  The reserve for individually analyzed loans decreased due to the restructuring of an enterprise value loan relationship which resulted in a reduction to the reserve for individually analyzed loans of $1.9 million, of which $1.2 million was related to previous reserves that were charged-off. The reserve for individually analyzed loans was further decreased by a $1.2 million reduction in the reserves related to the digital asset loan portfolio which was the result of continued principal paydowns and improvements in the value of the underlying collateral. The credit loss benefit was partially offset by an increase in the reserve resulting from decreased prepayment and curtailment rate forecasts updated for current market and economic conditions. The credit loss benefit of $156,000 recognized for the quarter ended September 30, 2023, was primarily due to reduced loan balances in the commercial and enterprise value loan portfolios and improvements in the near-term Gross Domestic Product ("GDP") and unemployment rate forecasts. The credit loss benefit for the quarter ended September 30, 2023 was partially offset by an increase in the reserve for individually analyzed loans of $483,000 within the enterprise value portfolio.

For the quarter ended December 31, 2023, noninterest income was $1.6 million, which represents a decrease of $118,000, or 6.7%, compared to the quarter ended September 30, 2023. The decrease was primarily due to a decrease in other service charges and fees, partially offset by an increase in customer service fees on deposit accounts.  Other service charges and fees decreased $175,000, or 34.2%, primarily due to decreases in prepayment penalties on commercial and commercial real estate loans received during the third quarter of 2023. Customer service fees on deposit accounts increased $104,000, or 11.5%, primarily due to fees recognized on customer accounts.

For the quarter ended December  31, 2023, noninterest expense was $12.5 million, which represents a decrease of $259,000, or 2.0%, compared to the quarter ended September 30, 2023. The decrease was primarily due to decreases in salaries and employee benefits and deposit insurance, partially offset by increases in professional fees and other expenses. Salaries and employee benefits decreased $939,000, or 12.1%, to $6.8 million for the quarter ended December  31, 2023, from $7.8 million for the quarter ended September 30, 2023 primarily due to reduced salaries and employee benefits resulting from a workforce realignment during the third quarter of 2023 and an updated assessment of 2023 accrued incentive compensation. Deposit insurance decreased $132,000, or 26.4%, to $368,000 for the quarter ended December  31, 2023 from $500,000 for the quarter ended September 30, 2023 due to a decrease in the Federal Deposit Insurance Corporation’s (“FDIC”) insurance assessment rate schedules. Professional fees increased $453,000, or 43.8%, to $1.5 million for the quarter ended December  31, 2023, from $1.0 million for the quarter ended September 30, 2023 due to increased legal fees, audits and compliance expense, and professional services relating to consultants. Other expenses increased $178,000, or 21.3%, to $1.0 million for the quarter ended December 31, 2023, compared to $837,000 for the quarter ended September 30, 2023 due to the termination of corporate vendor partnerships.

Quarter Ended December 31, 2023 Compared to Quarter Ended December 31, 2022

For the quarter ended December  31, 2023, net interest and dividend income was $13.6 million, which represents a decrease of $5.2 million, or 27.6%, from the quarter ended December 31, 2022. Net interest and dividend income for the quarter ended December  31, 2023 was negatively impacted by an increase in interest expense of $7.7 million to $10.0 million for the quarter ended December 31, 2023 compared to $2.3 million for the quarter ended December  31, 2022, which was partially offset by an increase in interest and dividend income of $2.5 million, or 12.1%, to $23.6 million for the quarter ended December  31, 2023, compared to $21.0 million for the quarter ended December  31, 2022. Interest expense increased primarily due to rising interest rates, an increase in the average balance of interest-bearing deposits, and a larger proportion of higher-cost money market accounts, certificates of deposit, and savings accounts in the portfolio. Rising interest rates resulted in an increase in the cost of interest-bearing deposits of 273 basis points to 3.65% for the quarter ended December 31, 2023, compared to 0.92% for the quarter ended December 31, 2022. The increase in interest expense was also driven by an increase in the average balance of interest-bearing deposits of $301.7 million, or 38.5%, to $1.09 billion for the quarter ended December 31, 2023, compared to $783.8 million for the quarter ended December 31, 2022.

Interest and dividend income increased primarily due to rising interest rates, which resulted in an increased yield on interest-earning assets of 48 basis points to 5.99% for the quarter ended December 31, 2023, compared to 5.51% for the quarter ended December 31, 2022. Higher average balances and rising interest rates resulted in interest on short-term investments of $3.3 million for the quarter ended December 31, 2023, compared to $461,000 for the quarter ended December 31, 2022. Interest earned on loans decreased $336,000 to $20.0 million for the quarter ended December 31, 2023, compared to $20.3 million for the quarter ended December 31, 2022, due to a reduction of $115.6 million, or 8.0%, in the average balance of loans to $1.33 billion for the quarter ended December 31, 2023 from $1.44 billion for the quarter ended December 31, 2022. The decrease in interest earned on loans was partially offset by a 39 basis point increase in the yield on loans to 6.02% for the quarter ended December 31, 2023, compared to 5.63% for the quarter ended December 31, 2022.

A credit loss benefit of $1.2 million was recognized for the quarter ended December 31, 2023, compared to a $992,000 credit loss benefit recognized for the quarter ended December 31, 2022. The credit loss benefit for the quarter ended December 31, 2023, was primarily due to a decrease in the reserve for individually analyzed loans. The reserve for individually analyzed loans decreased due to the restructuring of an enterprise value loan relationship which resulted in a reduction to the reserve for individually analyzed loans of $1.9 million, of which $1.2 million was related to previous reserves that were charged-off. The reserve for individually analyzed loans was further decreased by a $1.2 million reduction in the reserves related to the digital asset loan portfolio which was the result of continued principal paydowns and improvements in the value of the underlying collateral. The credit loss benefit was partially offset by an increase in the reserve resulting from decreased prepayment and curtailment rate forecasts updated for current market and economic conditions. The credit loss benefit of $992,000 recognized for the quarter ended December 31, 2022, was primarily the result of a decrease in loans during the fourth quarter of 2022.

For the quarter ended December 31, 2023, noninterest income was $1.6 million, which represents a decrease of $291,000, or 15.0%, compared to the quarter ended December 31, 2022, which was primarily due to a decrease in service charges and fees. Service charges and fees decreased  $384,000, or 53.3%, to $336,000 for the quarter ended December 31, 2023, compared to $720,000 for the quarter ended December 31, 2022 primarily due to decreases in prepayment penalties on commercial and commercial real estate loans received during the fourth quarter of 2022 when compared to the fourth quarter of 2023. These decreases were partially offset by implementation and activity fees charged to Banking as a Service (“BaaS”) customers. BaaS implementation and activity fees on deposit accounts were $323,000 for the quarter ended December 31, 2023, compared to $93,000 for the quarter ended December 31, 2022.

For  the quarter ended December 31, 2023, noninterest expense was $12.5 million, which represents a decrease of $4.8 million, or 27.7%, compared to the quarter ended December 31, 2022. The decrease in noninterest expense was primarily due to decreases in salaries and employee benefits, professional fees, and other expenses.  Salaries and employee benefits decreased  $2.8 million, or 28.6%, to $6.8 million for the quarter ended December 31, 2023, from $9.6 million for the quarter ended December 31, 2022, primarily due to an  expense during the fourth quarter of 2022 related to an agreement between the Bank and the Company and their former President and

Chief Executive Officer entered into upon his separation from employment, as well as reduced salaries and employee benefits resulting from a workforce realignment during the third quarter of 2023. Professional fees decreased  $1.0 million, or 41.0%, to $1.5 million for the quarter ended December 31, 2023, from $2.5 million for the quarter ended December 31, 2022, primarily due to higher legal fees and audit and compliance costs during the fourth quarter of 2022, resulting primarily from a review of the Company’s digital asset lending practices following the events that caused the losses recorded in the third quarter of 2022.  Other expenses decreased $1.1 million, or 52.5%, to $1.0 million for the quarter ended December 31, 2023, primarily due to costs related to repossessed assets incurred during the quarter ended December 31, 2022. There were no costs related to repossessed assets incurred during the quarter ended December 31, 2023.

Year Ended December 31, 2023 Compared to the Year Ended December 31, 2022

For the year ended December 31, 2023, net interest and dividend income was $58.2 million, which represents a decrease of $16.9 million, or 22.5%, compared to the year ended December 31, 2022. Net interest and dividend income was negatively impacted by an increase in interest expense of $27.8 million to $32.1 million for the year ended December 31, 2023, partially offset by an increase in interest and dividend income of $11.0 million, or 13.8%, to $90.3 million for the year ended December 31, 2023 compared to $79.3 million for the year ended December 31, 2022. Interest expense increased primarily due to an increase in the cost of interest-bearing deposits and an increase in the average balance of interest-bearing deposits. The cost of interest-bearing deposits increased 266 basis points to 3.11% for the year ended December 31, 2023, compared to 0.45% for the year ended December 31, 2022, primarily due to rising interest rates and a larger proportion of the portfolio consisting of higher-cost money market accounts, savings accounts, and certificates of deposit. The cost of borrowings increased 101 basis points to 3.80% for the year ended December 31, 2023, compared to 2.79% for the year ended December 31, 2022. The average balance of interest-bearing liabilities increased  $210.1 million, or 25.8%, and the average total interest-earning assets decreased $62.2 million, or 3.8%.

The increase in interest and dividend income was primarily driven by the higher interest rate environment, which resulted in an increase in interest on short-term investments of $8.6 million, or 673.6%, and an increase in interest and fees on loans of $2.2 million, or 2.9%. The yield on short-term investments increased 416 basis points to 5.24% for the year ended December 31, 2023, compared to 1.08% for the year ended December 21, 2022. The yield on loans increased 66 basis points to 5.89% for the year ended December 31, 2023, compared to 5.23% for the year ended December 31, 2022. The increases caused by an increase in the yields were partially offset by a decrease in the average balance of loans of $128.0 million, to $1.35 billion, for the year ended December 31, 2023, compared to $1.48 billion for the year ended December 31, 2022.

A credit loss benefit of $678,000 was recognized for the year ended December 31, 2023, and was based on the new expected loss model, compared to an expense of $56.4 million for the year ended December 31, 2022, which was based on the incurred loss model. The credit loss benefit recognized for the year ended December 31, 2023, was primarily driven by the credit loss benefit for unfunded commitments of $1.5 million which was primarily due to a decrease in the balance of unfunded commitments resulting from the closure of approximately $7.1 million in digital asset lines of credit during the first quarter of 2023. This benefit was offset by credit loss expense related to loans of $863,000 which was primarily driven by the need to replenish the allowance due to net charge-offs of $4.8 million for the year ended December 31, 2023, partially offset by decreases related to concentration changes. The credit loss expense for the year ended December 31, 2022, was primarily driven by the need to replenish the allowance due to net charge-offs, which totaled $47.9 million for the year ended December 31, 2022, which were predominantly related to our portfolio of loans secured by cryptocurrency mining rigs.  Net charge offs for the year ended December 31, 2023 totaled approximately $4.8 million and were predominantly related to our enterprise value portfolio.

For the year ended December 31, 2023, noninterest income was $7.1 million, which represents an increase of $912,000, or 14.8%, compared to the year ended December 31, 2022. The increase was primarily due to customer service fees on deposit accounts and other income, partially offset by a decrease in gain on loans sold. Customer service fees on deposit accounts increased $727,000, or 24.8%, to $3.7 million for the year ended December 31, 2023, due to implementation and activity fees charged to BaaS customers. BaaS implementation and activity fees on deposit accounts was $1.2 million for the year ended December 31, 2023 compared to $278,000 for the year ended December 31, 2022. Other income increased $328,000 primarily due to gains on sales of other repossessed assets and insurance proceeds received for replacement of damaged equipment. Gain on loans sold decreased $272,000 primarily due to the sale of residential mortgage loans in June 2022. No loans were sold in 2023.

For the year ended December 31, 2023, noninterest expense was $51.1 million, which represents a decrease of $876,000, or 1.7%, compared to $52.0 million for the year ended December 31, 2022. The decrease was primarily due to decreases in other expenses, salaries and employee benefits, and directors’ compensation, partially offset by increases in software depreciation and implementation and deposit insurance. Other expenses decreased $1.9 million, or 35.8%, for the year ended December 31, 2023, primarily due to a write down of a Small Business Administration (“SBA”) receivable in the first quarter of 2022, and elevated loan servicing expenses relating to loans secured by cryptocurrency mining rigs for the year ended December 31, 2022. Salaries and employee benefits decreased  $471,000, or 1.5%, for the year ended December 31, 2023, primarily due to an  expense during the fourth quarter of 2022 related to an agreement between the Bank and the Company and their former President and Chief Executive Officer entered into upon his separation from employment.  Directors’ compensation decreased $349,000, or 34.0%, due to fewer directors in 2023 when compared to 2022.

Software depreciation and implementation expenses increased $555,000, or 38.3%, for the year ended December 31, 2023 due to the implementation of new software to support business processes and product improvements.  Deposit insurance increased $491,000, or 48.0%, for the year ended December 31, 2023, primarily due to an increase in the FDIC’s insurance assessment rate schedules.

Balance Sheet Results

Results for the quarter and year ended December 31, 2023 reflect the Bank’s continued focus on its revised business plan, operations and risk tolerance in light of the events and the losses that occurred in late 2022. Concerted efforts have been made to revise the Bank’s business practices and strategies so as to better monitor and manage the risk position, capital position, liquidity, growth of the Bank’s BaaS operations and overall asset growth. In this regard, the Bank re-established metrics and limitations in these areas to better manage and monitor the Bank’s overall risk position, including generally managing overall asset growth to 5% per year, and adopting more comprehensive capital management policies and procedures.

December 31, 2023 Compared to September 30, 2023

Total assets decreased  $138.1 million, or 7.6%, to $1.67 billion at December  31, 2023, compared to $1.81 billion at September 30, 2023 primarily due to a decrease in cash and cash equivalents partially offset by an increase in net loans. Cash and cash equivalents decreased  $146.0 million, or 39.9%, primarily due to a decrease in volatile deposits of $156.4 million for the quarter ended December 31, 2023. Volatile deposits are those deposits that the Bank reasonably expects to be short-term in nature. Due to the expectation of volatility, these deposits are held as cash. The Bank held $93.3 million of volatile deposits at December  31, 2023, compared to $249.7 million at September 30, 2023.

Total loans increased  $5.0 million, or 0.4%, to $1.34 billion at December  31, 2023, compared to $1.33 billion at September 30, 2023. The increase was primarily driven by an increase in commercial real estate loans of $30.9 million, or 7.1%, partially offset by decreases in the construction and land development portfolio of $17.5 million, or 18.3%, the mortgage warehouse portfolio of $5.5 million, or 3.2%, and the digital asset loan portfolio of $3.0 million, or 19.4%. The increase in the commercial real estate portfolio and decrease in the construction and land development portfolio was primarily due to the conversion of construction loans to permanent commercial real estate loans during the quarter ended December 31, 2023.

Total liabilities decreased $142.5 million, or 9.0%, to $1.45 billion as of December 31, 2023, compared to $1.59 billion at September 30, 2023, primarily due to a decrease in deposits, partially offset by an increase in short-term borrowings. Deposits were $1.33 billion as of December 31, 2023, compared to $1.49 billion as of September 30, 2023, which represents a decrease of $158.5 million, or 10.6%. The decrease was primarily driven by a decrease in specialty deposits. Specialty deposits span various product types, including demand, money market and savings deposits, and consist of deposits from BaaS and digital asset customers. Management continues to refine the eligibility criteria for specialty deposit relationships and will exit when deemed appropriate. The decrease in specialty deposits of $158.3 million, or 59.4%, was primarily the result of the Bank's review and refinement of eligibility criteria and its decision to discontinue specialty deposit relationships that did not meet the criteria. At December 31, 2023, BaaS deposits totaled $102.8 million, which represents a 52.0% decrease from September 30, 2023 and digital asset deposits totaled $5.3 million, which represents an 89.8% decrease from September 30, 2023. Short-term borrowings increased $15.0 million, or 18.8%, to $95.0 million as of December  31, 2023, compared to $80.0 million at September 30, 2023, driven by an increase in overnight borrowings.

As of December  31, 2023, shareholders’ equity was $221.9 million compared to $217.6 million at September 30, 2023, which represents an increase of $4.3 million, or 2.0%. The increase was primarily due to net income of $2.9 million and other comprehensive income of $897,000.

December 31, 2023 Compared to December 31, 2022

Total assets increased $33.9 million, or 2.1%, to $1.67 billion at December  31, 2023, compared to $1.64 billion at December 31, 2022 due primarily to an increase in cash and cash equivalents, partially offset by decreases in net loans and other repossessed assets. Cash and cash equivalents increased $139.7 million, or 173.3%, primarily due to an increase in volatile deposits. Volatile deposits held in cash totaled $93.3 million as of December 31, 2023. There were no volatile deposits as of December 31, 2022.

Total loans decreased $101.4 million, or 7.0%, and were $1.34 billion at December 31, 2023, compared to $1.44 billion at December 31, 2022. The decrease was primarily driven by decreases in mortgage warehouse loans of $46.7 million, or 21.9%, commercial loans of $40.8 million, or 18.8%, the digital asset loan portfolio of $28.5 million, or 69.9%, and enterprise value loans of $5.1 million, or 1.2%. The decrease in our mortgage warehouse loan portfolio was primarily due to decreased usage of the mortgage warehouse lines. The decrease in our commercial loan portfolio was primarily related to payoffs in our traditional in-market loan portfolio. The Bank has continued its efforts to wind-down its digital asset lending exposure. The remaining balance of the digital asset loan portfolio as of December 31, 2023 was $12.3 million. The decrease in 2023 of $28.5 million was driven by the payoff and closure of two lines of credit totaling $15.7 million, the payoff of a $4.8 million loan secured by cryptocurrency mining rigs, as well as paydowns on the remaining portfolio. The decrease in total loans was partially offset by increases in commercial real estate loans of $15.3 million, or 3.4%, and construction and land development loans of $5.6 million, or 7.7%.

Total liabilities increased $19.6 million, or 1.4%, to $1.45 billion as of December 31, 2023, compared to $1.43 billion at December 31, 2022, primarily due to an increase in deposits, partially offset by a decrease in borrowings. Deposits were $1.33 billion as of December 31, 2023, compared to $1.28 billion as of December 31, 2022, which represents an increase of $51.6 million, or 4.0%. The increase in deposits was primarily driven by an increase of $129.8 million in deposits obtained on a national exchange, which totaled $136.8 million at December 31, 2023 compared to $7.0 million at December 31, 2022. Also contributing to the increase was an increase in deposits related to enterprise value customers of $13.2 million, or 12.2%, totaling $121.4 million at December 31, 2023, compared to $108.2 million at December 31, 2022. These increases were offset by a decrease in retail deposits of $98.4 million, or 9.5%. The increase in total liabilities was partially offset by a decrease in borrowings of $22.1 million, or 17.5%, primarily driven by a decrease in overnight borrowings.

As of December 31, 2023, shareholders’ equity was $221.9 million compared to $207.5 million at December 31, 2022, which represents an increase of $14.4 million, or 6.9%. The increase was primarily due to net income of $11.0 million. Shareholders’ equity also increased due to stock-based compensation expense of $1.3 million, employee stock ownership plan shares earned of $785,000, and a one-time cumulative-effect adjustment for the adoption of CECL which increased retained earnings by $696,000.

About Provident Bancorp, Inc.

BankProv, a subsidiary of Provident Bancorp, Inc. (NASDAQ: PVBC), is a future-ready commercial bank for corporate clients, specializing in offering adaptive and technology-first banking solutions to niche markets. We are committed to offering state-of-the-art APIs (application programming interfaces) for all business clients and BaaS partners. Through our offerings, BankProv insures 100% of deposits through a combination of insurance provided by the Federal Deposit Insurance Corporation (“FDIC”) and the Depositors Insurance Fund (“DIF”). For more information about BankProv please visit our website www.bankprov.com or call 877-487-2977.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as, “expects,” “subject,” “believe,” “will,” “intends,” “may,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date on  which they are given). These factors include: general economic conditions; interest rates; inflation; potential recessionary conditions; levels of unemployment; legislative, regulatory and accounting changes; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve Bank; a potential government shutdown; deposit flows; our ability to access cost-effective funding; changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio; changes in consumer spending, borrowing and savings habits; competition; real estate values in the market area; loan demand; the adequacy of our allowance for credit losses, changes in the quality of our loan and securities portfolios; the ability of our borrowers to repay their loans; an unexpected adverse financial, regulatory or bankruptcy event experienced by our cryptocurrency, digital asset or financial technology (“fintech”) customers; our ability to retain key employees; failures or breaches of our IT systems, including cyberattacks; the failure to maintain current technologies; the ability of the Company or the Bank to effectively manage its growth; global and national war and terrorism; the impact of the COVID-19 pandemic or any other pandemic on our operations and financial results and those of our customers; and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents that the Company files from time to time with the Securities and Exchange Commission, including Annual and Quarterly Reports on Forms 10-K and 10-Q, and Current Reports on Form 8-K.

Provident Bancorp, Inc.

Joseph Reilly,  603-494-8552

Co-President and Co-Chief Executive Officer

jreilly@bankprov.com

Provident Bancorp, Inc.

Consolidated Balance Sheet

(Unaudited)

	At	At	At
	December 31,	September 30,	December 31,
(Dollars in thousands)	2023	2023	2022
Assets
Cash and due from banks	$22,200	$22,445	$42,923
Short-term investments	198,132	343,924	37,706
Cash and cash equivalents	220,332	366,369	80,629
Debt securities available-for-sale (at fair value)	28,571	26,179	28,600
Federal Home Loan Bank stock, at cost	4,056	3,607	4,266
Loans, net of allowance for credit losses of $21,571, $24,023, and $28,069 as of
December 31, 2023, September 30, 2023, and December 31, 2022, respectively	1,321,158	1,313,666	1,416,047
Bank owned life insurance	44,735	44,437	43,615
Premises and equipment, net	12,986	13,187	13,580
Other repossessed assets	—	—	6,051
Accrued interest receivable	6,090	5,585	6,597
Right-of-use assets	3,780	3,821	3,942
Deferred tax asset, net	14,461	15,599	16,793
Other assets	14,140	15,990	16,261
Total assets	$1,670,309	$1,808,440	$1,636,381

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$308,769	$385,488	$520,226
Interest-bearing	1,022,453	1,104,237	759,356
Total deposits	1,331,222	1,489,725	1,279,582
Borrowings:
Short-term borrowings	95,000	80,000	108,500
Long-term borrowings	9,697	9,730	18,329
Total borrowings	104,697	89,730	126,829
Operating lease liabilities	4,171	4,199	4,282
Other liabilities	8,317	7,206	18,146
Total liabilities	1,448,407	1,590,860	1,428,839
Shareholders' equity:
Preferred stock; authorized 50,000 shares:
no shares issued and outstanding	—	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized;
17,677,479, 17,681,916, and 17,669,698 shares issued and outstanding
at December 31, 2023, September 30, 2023, and December 31, 2022, respectively	177	177	177
Additional paid-in capital	124,129	123,808	122,847
Retained earnings	106,285	103,361	94,630
Accumulated other comprehensive loss	(1,496)	(2,393)	(2,200)
Unearned compensation - ESOP	(7,193)	(7,373)	(7,912)
Total shareholders' equity	221,902	217,580	207,542
Total liabilities and shareholders' equity	$1,670,309	$1,808,440	$1,636,381

Provident Bancorp, Inc.

Consolidated Income Statements

(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(Dollars in thousands, except per share data)	2023	2023	2022	2023	2022
Interest and dividend income:
Interest and fees on loans	$20,000	$19,811	$20,336	$79,469	$77,253
Interest and dividends on debt securities available-for-sale	232	233	221	949	797
Interest on short-term investments	3,334	3,184	461	9,879	1,277
Total interest and dividend income	23,566	23,228	21,018	90,297	79,327
Interest expense:
Interest on deposits	9,905	9,113	1,801	30,589	3,578
Interest on short-term borrowings	64	196	388	1,314	422
Interest on long-term borrowings	32	31	84	223	297
Total interest expense	10,001	9,340	2,273	32,126	4,297
Net interest and dividend income	13,565	13,888	18,745	58,171	75,030
Credit loss (benefit) expense - loans	(1,227)	(105)	(970)	863	56,409
Credit loss (benefit) expense - off-balance sheet credit exposures	(7)	(51)	(22)	(1,541)	19
Total credit loss (benefit) expense	(1,234)	(156)	(992)	(678)	56,428
Net interest and dividend income after credit loss (benefit) expense	14,799	14,044	19,737	58,849	18,602
Noninterest income:
Customer service fees on deposit accounts	1,007	903	942	3,658	2,931
Service charges and fees - other	336	511	720	1,825	1,770
Bank owned life insurance income	298	284	268	1,120	1,046
Gain on loans sold, net	—	—	—	—	272
Other income	6	67	8	458	130
Total noninterest income	1,647	1,765	1,938	7,061	6,149
Noninterest expense:
Salaries and employee benefits	6,837	7,776	9,573	31,266	31,737
Occupancy expense	421	429	415	1,692	1,702
Equipment expense	156	148	154	599	582
Deposit insurance	368	500	557	1,514	1,023
Data processing	432	378	348	1,545	1,374
Marketing expense	193	203	149	640	412
Professional fees	1,487	1,034	2,522	4,843	4,695
Directors' compensation	135	178	250	677	1,026
Software depreciation and implementation	596	509	431	2,005	1,450
Insurance expense	451	451	448	1,804	1,791
Service fees	365	272	243	1,154	931
Other	1,015	837	2,138	3,394	5,286
Total noninterest expense	12,456	12,715	17,228	51,133	52,009
Income (loss) before income tax expense (benefit)	3,990	3,094	4,447	14,777	(27,258)
Income tax expense (benefit)	1,066	628	1,750	3,823	(5,790)
Net income (loss)	$2,924	$2,466	$2,697	$10,954	$(21,468)
Earnings (Loss) per share:
Basic	$0.18	$0.15	$0.16	$0.66	$(1.30)
Diluted	$0.18	$0.15	$0.16	$0.66	$(1.30)
Weighted Average Shares:
Basic	16,639,142	16,604,886	16,496,543	16,586,180	16,482,623
Diluted	16,690,937	16,648,657	16,607,719	16,594,685	16,482,623

Provident Bancorp, Inc.

Net Interest Income Analysis

(Unaudited)

	For the Three Months Ended
	December 31,			September 30,			December 31,
	2023			2023			2022
		Interest			Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/	Average	Earned/	Yield/
(Dollars in thousands)	Balance	Paid	Rate (6)	Balance	Paid	Rate (6)	Balance	Paid	Rate (6)
Assets:
Interest-earning assets:
Loans (1)(2)	$1,328,658	$20,000	6.02%	$1,327,373	$19,811	5.97%	$1,444,239	$20,336	5.63%
Short-term investments	216,722	3,334	6.15%	257,580	3,184	4.94%	49,711	461	3.71%
Debt securities available-for-sale	25,968	192	2.96%	27,363	188	2.75%	28,654	198	2.76%
Federal Home Loan Bank stock	1,507	40	10.62%	1,902	45	9.46%	2,718	23	3.38%
Total interest-earning assets	1,572,855	23,566	5.99%	1,614,218	23,228	5.76%	1,525,322	21,018	5.51%
Non-interest earning assets	100,634			103,453			120,009
Total assets	$1,673,489			$1,717,671			$1,645,331
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Savings accounts	$219,162	$1,588	2.90%	$184,239	$1,021	2.22%	$148,358	$64	0.17%
Money market accounts	518,511	4,935	3.81%	551,344	5,207	3.78%	342,228	1,079	1.26%
NOW accounts	100,653	239	0.95%	103,966	181	0.70%	178,834	142	0.32%
Certificates of deposit	247,206	3,143	5.09%	230,884	2,704	4.68%	114,397	516	1.80%
Total interest-bearing deposits	1,085,532	9,905	3.65%	1,070,433	9,113	3.41%	783,817	1,801	0.92%
Borrowings
Short-term borrowings	6,011	64	4.26%	14,897	196	5.26%	38,901	388	3.99%
Long-term borrowings	9,708	32	1.32%	9,741	31	1.27%	16,705	84	2.01%
Total borrowings	15,719	96	2.44%	24,638	227	3.69%	55,606	472	3.40%
Total interest-bearing liabilities	1,101,251	10,001	3.63%	1,095,071	9,340	3.41%	839,423	2,273	1.08%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	338,712			391,917			580,013
Other noninterest-bearing liabilities	14,212			13,864			17,603
Total liabilities	1,454,175			1,500,852			1,437,039
Total equity	219,314			216,819			208,292
Total liabilities and
equity	$1,673,489			$1,717,671			$1,645,331
Net interest income		$13,565			$13,888			$18,745
Interest rate spread (3)			2.36%			2.35%			4.43%
Net interest-earning assets (4)	$471,604			$519,147			$685,899
Net interest margin (5)			3.45%			3.44%			4.92%
Average interest-earning assets to interest-bearing liabilities	142.82%			147.41%			181.71%
(1)

Interest earned/paid on loans includes mortgage warehouse loan origination fee income of $182,000, $199,000, and $205,000 for the three months ended December 31, 2023, September 30, 2023, and December 31, 2022, respectively.

(2)	Includes loans held for sale.
(3)	Interest rate spread represents the difference between the weighted average yield on interest-bearing assets and the weighted average rate of interest-bearing liabilities.
(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)	Net interest margin represents net interest income divided by average total interest-earning assets.
(6)	Annualized.

	For the Year Ended December 31,
	2023			2022
		Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/
(Dollars in thousands)	Balance	Paid	Rate	Balance	Paid	Rate
Assets:
Interest-earning assets:
Loans (1)(2)	$1,348,425	$79,469	5.89%	$1,476,426	$77,253	5.23%
Short-term investments	188,572	9,879	5.24%	118,726	1,277	1.08%
Debt securities available-for-sale	27,576	769	2.79%	32,005	753	2.35%
Federal Home Loan Bank stock	2,072	180	8.69%	1,667	44	2.64%
Total interest-earning assets	1,566,645	90,297	5.76%	1,628,824	79,327	4.87%
Non-interest earning assets	105,187			98,049
Total assets	$1,671,832			$1,726,873
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Savings accounts	$174,110	3,128	1.80%	$152,964	235	0.15%
Money market accounts	474,845	16,605	3.50%	341,324	1,968	0.58%
NOW accounts	111,809	767	0.69%	219,743	531	0.24%
Certificates of deposit	223,585	10,089	4.51%	74,995	844	1.13%
Total interest-bearing deposits	984,349	30,589	3.11%	789,026	3,578	0.45%
Borrowings
Short-term borrowings	27,018	1,314	4.86%	11,421	422	3.69%
Long-term borrowings	13,442	223	1.66%	14,308	297	2.08%
Total borrowings	40,460	1,537	3.80%	25,729	719	2.79%
Total interest-bearing liabilities	1,024,809	32,126	3.13%	814,755	4,297	0.53%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	415,222			661,368
Other noninterest-bearing liabilities	16,955			18,881
Total liabilities	1,456,986			1,495,004
Total equity	214,846			231,869
Total liabilities and
equity	$1,671,832			$1,726,873
Net interest income		$58,171			$75,030
Interest rate spread (3)			2.63%			4.34%
Net interest-earning assets (4)	$541,836			$814,069
Net interest margin (5)			3.71%			4.61%
Average interest-earning assets to
interest-bearing liabilities	152.87%			199.92%

(1)	Interest earned/paid on loans includes mortgage warehouse loan origination fee income of $856,000 and $1.0 million for the year ended December 31 2023 and 2022, respectively.
(2)	Includes loans held for sale.
(3)	Interest rate spread represents the difference between the weighted average yield on interest-bearing assets and the weighted average rate of interest-bearing liabilities.
(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

Provident Bancorp, Inc.

Select Financial Highlights

(Unaudited)

				For the nine
	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2023	2023	2022	2023	2022
Performance Ratios:
Return (Loss) on average assets (1)	0.70%	0.57%	0.66%	0.66%	(1.24%)
Return (Loss) on average equity (1)	5.33%	4.55%	5.18%	5.10%	(9.26%)
Interest rate spread (1) (2)	2.36%	2.34%	4.43%	2.63%	4.34%
Net interest margin (1) (3)	3.45%	3.44%	4.92%	3.71%	4.61%
Non-interest expense to average assets (1)	2.98%	2.96%	4.18%	3.06%	3.01%
Efficiency ratio (4)	81.88%	81.23%	83.33%	78.39%	64.07%
Average interest-earning assets to
average interest-bearing liabilities	142.82%	147.41%	181.71%	152.87%	199.92%
Average equity to average assets	13.11%	12.62%	12.66%	12.85%	13.43%

	At	At	At
	December 31,	September 30,	December 31,
(Dollars in thousands)	2023	2023	2022
Asset Quality
Non-accrual loans:
Commercial real estate	$—	$155	$56
Commercial	1,857	235	101
Enterprise value	1,991	4,114	92
Digital asset	12,289	15,247	26,488
Residential real estate	376	381	227
Construction and land development	—	—	—
Consumer	4	4	—
Mortgage warehouse	—	—	—
Total non-accrual loans	16,517	20,136	26,964
Accruing loans past due 90 days or more	—	—	—
Other repossessed assets	—	—	6,051
Total non-performing assets	$16,517	$20,136	$33,015
Asset Quality Ratios
Allowance for loan losses as a percent of total loans (5)	1.61%	1.80%	1.94%
Allowance for loan losses as a percent of non-performing loans	130.60%	119.30%	104.10%
Non-performing loans as a percent of total loans (5)	1.23%	1.51%	1.87%
Non-performing loans as a percent of total assets	0.99%	1.11%	1.65%
Non-performing assets as a percent of total assets (6)	0.99%	1.11%	2.02%
Capital and Share Related
Stockholders' equity to total assets	13.3%	12.0%	12.7%
Book value per share	$12.55	$12.31	$11.75
Market value per share	$10.07	$9.69	$7.28
Shares outstanding	17,677,479	17,681,916	17,669,698

(1)	Annualized where appropriate.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains on securities available for sale, net.
(5)	Loans are presented before the allowance but include deferred costs/fees.
(6)	Non-performing assets consists of non-accrual loans plus loans accruing but 90 days overdue and other repossessed assets.

	At		At		At
	December 31,		September 30,		December 31,
	2023		2023		2022
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Commercial real estate	$468,928	34.92%	$438,039	32.74%	$453,592	31.41%
Commercial	176,124	13.12%	176,817	13.22%	216,931	15.02%
Enterprise value	433,633	32.29%	432,449	32.33%	438,745	30.38%
Digital asset (1)	12,289	0.92%	15,247	1.14%	40,781	2.82%
Residential real estate	7,169	0.53%	7,444	0.56%	8,165	0.57%
Construction and land development	77,851	5.80%	95,327	7.13%	72,267	5.00%
Consumer	168	0.01%	315	0.02%	391	0.03%
Mortgage warehouse	166,567	12.41%	172,051	12.86%	213,244	14.77%
	1,342,729	100.00%	1,337,689	100.00%	1,444,116	100.00%
Allowance for credit losses - loans	(21,571)		(24,023)		(28,069)
Net loans	$1,321,158		$1,313,666		$1,416,047

(1)

Includes $12.3 million, $15.2 million, and $26.5 million in loans secured by cryptocurrency mining rigs at December 31, 2023, September 30, 2023, and December 31, 2022, respectively. The remaining balance at December 31, 2022 consisted of digital asset lines of credit.

	At	At	At
	December 31,	September 30,	December 31,
(Dollars in thousands)	2023	2023	2022
Noninterest-bearing:
Demand (1)	$308,769	$385,488	$520,226
Interest-bearing:
NOW	93,812	111,786	145,533
Regular savings	231,593	177,865	141,802
Money market deposits	456,408	541,200	318,417
Certificates of deposit:
Certificate accounts of $250,000 or more	24,680	21,027	11,449
Certificate accounts less than $250,000	215,960	252,359	142,155
Total interest-bearing (2)	1,022,453	1,104,237	759,356
Total deposits (3)	$1,331,222	$1,489,725	$1,279,582

(1)

Noninterest-bearing deposits included $9.9 million, $15.6 million, and $40.2 million in Banking as a Service (“BaaS”) deposits as of December 31, 2023, September 30, 2023, and December 31, 2022, respectively. Noninterest-bearing deposits included $5.3 million, $52.5 million, and $40.3 million in digital asset deposits as of December 31, 2023, September 30, 2023, and December 31, 2022, respectively.

(2)

Interest-bearing deposits included $92.9 million, $198.3 million, and $5.0 million in BaaS deposits as of December 31, 2023, September 30, 2023, and December 31, 2022, respectively. There were no interest-bearing digital asset deposits as of December 31, 2023 and September 30, 2023. As of December 31, 2022, there were $17.2 million in interest-bearing digital asset deposits.

(3)

Of total deposits as of December 31, 2023, September 30, 2023, and December 31, 2022, the Federal Deposit Insurance Corporation (“FDIC”) insured approximately 64%, 57%, and 55%, respectively, and the remaining 36%, 43%, and 45%, respectively, were insured through the Depositors Insurance Fund (“DIF”). The DIF is a private, industry-sponsored insurance fund that insures all deposits above FDIC limits at Massachusetts member banks.